Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Michael Weisbarth
Chief Financial Officer and Treasurer
LESCO, Inc.
(216) 706-9250
LESCO ANNOUNCES THIRD-QUARTER 2006 RESULTS
— Net Sales Increase 4% —
— Company Revises 2006 Guidance —
CLEVELAND, Ohio – October 27, 2006 – LESCO, Inc. (NASDAQ: LSCO), a leading provider of products for the professional green and pest control industries, today announced third-quarter and nine-month results for the period ending September 30, 2006.
Third-Quarter 2006 Results
Net sales for the quarter ending September 30, 2006, grew 4.1% to $165.4 million from $158.9 million in the comparable period a year ago. Gross profit was 20.3% of net sales, or $33.6 million, compared to 23.5% of net sales, or $37.3 million, in the third quarter of 2005. The decline in gross profit was primarily due to the following: a $1.8 million decrease in product margin from higher raw material costs for urea used in blended fertilizers and combination products; a $1.8 million decline in grass seed product margin from cost increases that could not be passed through to customers due to pricing commitments; and a $6.8 million increase in indirect supply chain costs. Due to the outsourcing of manufacturing, warehousing and distribution services completed in 2005, the Company anticipated $4.4 million of the third-quarter increase in the indirect supply chain costs; however, the additional $2.4 million reflects a deleveraging effect on the Company’s supply chain agreements resulting from lower-than expected sales. The gross profit decline was partially offset by $2.3 million of gross profit generated from incremental sales on a quarter-over-quarter basis. Third-quarter 2005 gross profit results included a $3.8 million charge for the Company’s supply chain transaction and parts distribution outsourcing.
“The environment has been challenging for LESCO as raw material cost pressures have led to a significant decline in our gross profit,” Jeffrey Rutherford, President and Chief Executive Officer stated. “For 2006, the market cost of urea, a second derivative of natural gas, has been significantly lower than our cost incurred under contract, which has caused a more competitive pricing environment. When our contract expires by the end of 2006, we anticipate purchasing urea closer to market cost, which should allow us to improve our competitive pricing position in the industry while achieving more desirable product margins.”
The Company reported a third-quarter 2006 net loss of $2.3 million, or $0.25 per diluted share, versus a net loss of $16.2 million, or $1.82 per diluted share, in the same period in 2005.

Third-quarter 2005 operating results were reduced by $19.0 million related to the sale of the Company’s supply chain assets and $3.8 million for a markdown charge to restructure the parts sourcing model and product offering.
Nine-Months 2006 Results
Net sales for the nine months ending September 30, 2006, were $447.2 million versus $447.1 million in the comparable period a year ago. Gross profit was 22.6% of net sales, or $101.2 million, in the first nine months of 2006, compared to 24.9% of net sales, or $111.6 million, in the first nine months of 2005. The Company reported a net loss of $4.0 million, or $0.44 per diluted share, for the first nine months of 2006 versus a net loss of $11.1 million, or $1.25 per diluted share, in the same period in 2005.
Results for the first nine months of 2005 include $23.1 million for costs related to the sale of the Company’s supply chain assets and its outsourcing of parts merchandise and $0.5 million for settlement costs related to a vendor contract termination.
Stores Segment Operating Results
The Stores Segment includes operating results of the Company’s Service Centers and Stores-on-Wheels® vehicles as well as field management costs. The Stores Segment net sales for the quarter ended September 30, 2006, increased 6.9% to $152.4 million from $142.5 million in the same period a year ago. Service Center net sales increased 10.8%, or $12.8 million, and Stores-on-Wheels net sales decreased 11.6%, or $2.9 million. Comparable Service Center sales increased 2.7%. The disbanding of LESCO’s sales representative program in 2005 continues to have a negative effect on sales in 2006. Service Center sales to customers previously called on by sales representatives declined $1.9 million, or 1.7%, in the third quarter of 2006 from the same period in 2005. Stores-on-Wheels sales were negatively impacted $2.7 million, or 11.0%.
Gross profit was $32.1 million, or 21.1% of net sales, in the third quarter of 2006 compared to $38.7 million, or 27.1% of net sales, in the same period in 2005. A $6.6 million decrease in gross profit was due to a $2.9 million decline in product margins of fertilizer and seed and an incremental $6.7 million of indirect supply chain costs, which were partially offset by $3.0 million of gross profit from increased sales. Indirect costs are allocated to the segments based on cost of product sold; consequently, the Stores Segment received a higher allocation due to its higher percentage of total cost of product sold this quarter versus the same period last year.
Stores Segment selling expense increased $2.1 million on a quarter-over-quarter basis to $23.3 million, or 15.3% of net sales, from $21.2 million, or 14.9% of net sales, in 2005. The increase in selling expense is primarily attributable to the 48 new Service Centers and four new Stores-on-Wheels vehicles opened since the end of second quarter 2005. Merchant discount fees were $2.9 million, or 1.9% of net sales, during the quarter versus $2.5 million, or 1.7% of net sales, in the same period in 2005. This increase is primarily due to a continued shift in customer credit usage from private label to national bank cards and a rise in interest rates on a quarter-over-quarter basis for the private label customer portfolio.
Stores Segment earnings before interest and taxes was $5.9 million in third quarter 2006 versus $15.0 million for the same period last year.

Stores Segment net sales for the nine months ended September 30, 2006, increased 5.3% to $403.9 million. Net sales increased 7.2% for Service Centers and declined 4.0% for the Stores-on-Wheels fleet. Comparable Service Center sales increased 0.4% for the first nine months of 2006. Lawn and landscape customer sales increased 8.5% while golf customer sales declined 6.1% in this segment. Gross profit was $94.3 million, or 23.3% of net sales, for the first nine months of 2006 versus $106.1 million, or 27.7% of net sales, in the same period a year ago. The $7.0 million increase in selling expense between comparable periods is mainly attributable to an incremental $5.5 million for new Service Center and Stores-on-Wheels vehicle openings in 2006 and 2005 as well as $1.3 million for expansion of the field management team. Merchant discount fees increased by $1.5 million, or 30 basis points, to $7.6 million and 1.9% of net sales, primarily due to a shift in customer credit usage to national bank cards. For the first nine months of 2006, earnings before interest and taxes was $19.6 million versus $39.9 million for the same period last year.
Direct Segment Operating Results
The Direct Segment includes the operating results of all non-store transactions. Direct Segment net sales were $13.1 million for the quarter ended September 30, 2006, versus $16.4 million in the comparable period a year ago. The decline in gross sales was due primarily to the elimination of bulk product sales. In 2005, the Company sold $2.6 million in bulk excess products from manufacturing operations. LESCO no longer participates in this activity as the Company sold all of its manufacturing facilities in the fourth quarter of 2005. Gross profit was $1.5 million, or 11.6% of net sales, in the third quarter of 2006 compared to $2.4 million, or 14.8% of net sales, in the same period in 2005. The decline in gross profit was due to a $0.7 million loss from lower sales, $0.1 million from product margin decline and a $0.1 million increase of indirect supply chain costs.
Direct Segment selling expense during the third quarter of 2006 was $1.3 million, or 10.1% of net sales, compared to $0.8 million, or 5.0% of net sales, in the same period in 2005. This increased cost is primarily a result of contractual marketing expenses and the addition of direct sales representatives during the third quarter of 2006. Merchant discount fees were flat at $0.3 million quarter-over-quarter, and increased 10 basis points to 2.2% of net sales in the third quarter of 2006.
Direct Segment loss before interest and taxes was $0.1 million in the third quarter of 2006 versus earnings of $1.3 million in the comparable period of 2005.
For the nine months ended September 30, 2006, Direct Segment net sales declined to $43.3 million from $63.6 million for the first nine months of 2005. Gross profit was $6.9 million, or 15.9% of net sales, in 2006 versus $9.2 million, or 14.5% of net sales, in 2005. Selling expense declined $2.1 million from the same period in 2005, primarily attributable to the absence of direct sales representatives in the first half of 2006. Merchant discount fees decreased $0.3 million as sales declined from the same period in 2005, and increased 50 basis points to 2.9% of net sales due to the write off of customer service charges and late fees. Year-to-date earnings at September 30, 2006, before interest and taxes was $1.6 million versus $1.5 million for the same period in 2005.
Corporate
The two operating segments are supplemented by Corporate costs incurred for support functions, including Corporate selling expenses, promotional merchant discounts, general and administrative expenses, and new store pre-opening costs. Total Corporate expense for the third quarter of 2006 decreased to $8.2 million from $32.1 million for the same period in 2005. The third quarter of 2005 reflects $22.8 million related to costs of the supply chain transaction and the outsourcing of parts distribution.
Corporate selling expense, composed of customer service, bids processing, product registration, and merchandising and marketing expenses, declined $0.6 million to $2.7 million in the third quarter of 2006 from the same period in 2005. Corporate merchant discounts expense was flat at $0.7 million. General and administrative expense decreased $0.5 million to $4.3 million from $4.8 million in the third quarter of 2005. Third-quarter 2006 general and administrative expense reflects a $0.4 million benefit from a favorable arbitration judgment. Pre-opening expense for the third quarters of 2006 and 2005 was flat at $0.5 million.
Total Corporate expense for the nine months ended September 30, 2006, was $25.3 million versus $51.8 million for the comparable period in 2005. The 2006 results include a $0.5 million reimbursement of previously overcharged fees incurred for the extension of customer payment terms, net of certain customer service charges, and a $0.4 million benefit from a favorable arbitration judgment. The 2005 results include $23.1 million of supply chain and outsourcing expenses and a $0.5 million settlement terminating a vendor agreement.
Direct Sales Representative Strategy
As previously announced, LESCO is reinstating its direct sales representative model, which had been disbanded in the first half of 2005. In fiscal year 2005, sales from customer accounts that were previously called on by a sales representative declined $24 million, $16 million of which occurred in the first nine months of 2005. Those same customer accounts declined another $15 million in the first nine months of 2006. The Company estimates that, in 2006, these accounts will recognize sales at a level that will be nearly $60 million less than what would have been expected if the sales representative program would have remained in place. In response, LESCO has placed 25 golf and nine lawn and landscape sales representatives in key markets to enhance service levels to existing customers and extend its reach to new customers.
Mr. Rutherford stated, “During the quarter, we made solid progress in restoring our sales representative structure, and today we have 34 direct sales representatives. As we have communicated previously, time is needed to rebuild relationships with golf and lawn and landscape customers; however, it is very important to have sales representatives proactively engaging and assisting customers as they plan for their 2007 turf care needs. The re-establishment of the sales representative structure is fundamental to strengthening the performance of this Company as we move forward.”
New Service Centers and Stores-on-Wheels
During the third quarter of 2006, the Company opened nine new LESCO Service Center® stores. On September 30, 2006, there were 332 Service Centers in operation, versus 294 at the end of September 2005. The 107 Service Centers that were opened from 2003 through the end of the third quarter of 2006 generated net sales of $27.1 million and pre-tax earnings of $1.6 million for the quarter. These 107 Service Centers generated net sales of $65.7 million for the first nine months of 2006 and pre-tax earnings of $3.3 million.

The Company expects to have 35 to 40 new Service Centers opened by the end of fiscal 2006. In 2007, the Company anticipates opening no fewer than 20 new Service Centers. Over the long term, the Company remains committed to increasing its Service Center base 10% to 15% annually.
On September 30, 2006, there were 114 Stores-on-Wheels vehicles in operation, versus 111 at the end of September, 2005.
Early Order Sales Program
Historically, the green industry and LESCO have provided customers incentives to purchase products from October through December for their needs the following spring. This practice is known as an early order program (EOP). During its EOP periods, the Company has offered incentives such as price discounts for its customers to take product early, extended payment terms at a cost to the Company, and, in some cases, further price discounts to offset customers’ costs for product storage. Based on market research showing customers’ perference to purchase products closer to the date when needed for application combined with current market conditions indicating no near-term increase to customers’ purchase price, LESCO believes that its customers will not be purchasing as aggressively during EOP in 2006 as in previous years. In order to meet customers’ needs and potentially reduce its extended payment term costs, LESCO, in conjunction with its vendor partners, has extended its EOP period into 2007 and estimates that $15 million in sales with related costs will shift from the fourth quarter of 2006 into the first half of 2007.
Share Repurchase Program
In the nine months ended September 30, 2006, the Company repurchased 95,347 common shares at a total cost of $1.5 million. This is in addition to the approximate 336,000 stock options that were repurchased in 2005.
Balance Sheet
As of September 30, 2006, LESCO’s cash and cash equivalent balance was $16.8 million versus $7.3 million at the same time last year. The Company had no outstanding debt at September 30, 2006, compared to $13.5 million of debt as of September 30, 2005.
Revised 2006 Guidance
Based on current and expected business conditions, including pricing pressures on fertilizer, combination products, and seed, an anticipated shift in EOP sales from the fourth quarter of 2006 into the first half of 2007, and a de-leveraging effect on the Company’s supply chain agreements resulting from lower-than-expected sales, the Company is lowering its fiscal 2006 operating results guidance to a loss of approximately $16 to $20 million.
Prior guidance was based on an expectation that urea market cost would increase to a level closer to LESCO’s 2006 contract cost. Instead, the market cost of urea has remained significantly below LESCO’s cost, and urea futures suggest that this trend will continue through the Company’s contract expiration by the end of 2006. Therefore, this higher raw material cost and correlating market pricing pressure will impact the Company’s gross profit rate for the remainder of 2006. Additionally, higher-than-anticipated seed costs due to a soft harvest in fescue seed have resulted in reduced margins from sales commitments in the second half of 2006. The estimated shift of $15 million in EOP sales from the fourth quarter of 2006 into the first half of 2007 will further reduce 2006 sales and gross profit.

The Company’s revised expectations are dependent upon the amount of EOP sales that shift into 2007. We currently anticipate the following range of financial results for 2006:
–	Stores Segment
o	Net revenue growth of 2.0% to 3.0%

o	Gross profit on sales rate (including distribution costs) of 22.3% to 22.8%

o	Selling expense at 17.3% of net sales

o	Merchant discount fees at 1.9% of net sales
–	Direct Segment
o	Net revenue declining 32.0% to 33.0%

o	Gross profit on sales rate (including distribution costs) of 14.1% to 14.9%

o	Selling expense at 9.2% of net sales

o	Merchant discount fees at 2.9% of net sales
–	Corporate
o	Selling expense at 2.0% of consolidated net sales

o	Corporate general and administrative expense estimated to be $20 million

o	Merchant discount fees remain at previous guidance of 0.7% of consolidated net sales
–	Consolidated
o	Net loss, excluding a tax benefit, of approximately $16 to $20 million
Conference Call
The Company will host a conference call to discuss third-quarter 2006 financial results on Friday, October 27, 2006, at 8:30 AM (Eastern). Hosting the call will be Jeffrey Rutherford, President and Chief Executive Officer, and Michael Weisbarth, Vice President, Chief Financial Officer. The live call can be accessed by dialing 1-800-659-2037, passcode 15119276. Participants should register at least ten minutes prior to the commencement of the call. The conference call will also include a question and answer session.
The call will be webcast live over the Internet from the Company’s website at www.lesco.com under the webcast link located on the home page. Webcast participants should similarly register at least ten minutes prior to the commencement of the call, after they have downloaded and installed any necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company’s corporate website where a link will be provided on the “Corporate Overview” page.
For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the event on LESCO’s website.
About LESCO, Inc.
LESCO is a leading provider of products for the professional green and pest control industries. LESCO serves customers worldwide, through 332 LESCO Service Center locations, 114 LESCO Stores-on-Wheels vehicles, and other direct sales efforts. Additional information about LESCO can be found on the Internet at www.lesco.com.
Statements in this news release relating to sales and earnings expectations, new Service Center openings and profitability, and other statements that are not historical information are forward-

looking statements and, as such, reflect only the Company’s best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from such statements and investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the final resolution of certain contingencies relative to the collection of identified accounts receivable; the Company’s ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company’s systems; the Company’s ability to attract quickly and retain direct sales representatives who are respected in the industry and engender customer loyalty; the Company’s ability to satisfy minimum purchase requirements to meet contractual commitments and/or maximize supplier rebates; the Company’s ability to increase sales volume, particularly through its Service Centers, to leverage its capital investment and its direct and indirect supply contracts; competitive factors in the Company’s business, including pricing pressures; lack of availability or instability in the cost of raw materials, which affects the costs of certain products; the successful and uninterrupted performance of supply chain services by Turf Care Supply Corp; the Company’s ability to impose price increases on customers without a significant loss in revenues; the timing and volume of customer purchases made during the Company’s EOP; potential rate increases by third-party carriers, which affect the cost of delivery of products; changes in existing law; the Company’s ability to effectively market and distribute new products; the success of the Company’s operating plans; any litigation or regulatory proceedings against the Company; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company’s Securities and Exchange Commission reports, including but not limited to its Form 10-K for the year ended December 31, 2005.

LESCO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Net sales	$165,445	$158,867	$447,233	$447,122
Cost of product (including distribution costs)	(131,854)	(121,581)	(346,060)	(335,568)

Gross profit on sales	33,591	37,286	101,173	111,554

Selling expense	(27,265)	(25,327)	(79,413)	(76,073)
General & administrative expense	(4,301)	(4,776)	(14,661)	(15,812)
Merchant discounts and provision for doubtful accounts	(3,952)	(3,458)	(10,069)	(9,311)
Pre-opening expense	(472)	(534)	(1,282)	(1,264)
Supply chain transaction	—	(19,041)	—	(19,323)
Vendor contract termination	—	(11)	—	(474)
Other expense	(1)	(168)	(31)	(114)
Other income	19	139	186	444

Loss before interest and taxes	(2,381)	(15,890)	(4,097)	(10,373)
Interest income/(expense), net	70	(301)	72	(741)

Loss before taxes	(2,311)	(16,191)	(4,025)	(11,114)
Income tax benefit:
Current	—	—	—	—
Deferred	708	7,294	1,917	6,520
Change in valuation allowance	(708)	(7,294)	(1,917)	(6,520)

	—	—	—	—

Net loss	$(2,311)	$(16,191)	$(4,025)	$(11,114)

Loss per common share:
Diluted	$(0.25)	$(1.82)	$(0.44)	$(1.25)

Basic	$(0.25)	$(1.82)	$(0.44)	$(1.25)

Average number of common shares and common share equivalents outstanding:
Diluted	9,147,068	8,901,528	9,113,044	8,869,198

Basic	9,147,068	8,901,528	9,113,044	8,869,198

LESCO, INC.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	September 30, 2006	September 30, 2005	December 31, 2005
	(UNAUDITED)	(UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents	$16,780	$7,286	$21,030
Accounts receivable, net	20,574	15,082	16,310
Inventories	101,624	126,915	80,346
Other	2,341	3,305	2,667

TOTAL CURRENT ASSETS	141,319	152,588	120,353
Property, plant and equipment, net	9,029	10,409	9,624
Other	1,280	1,138	904

	$151,628	$164,135	$130,881

CURRENT LIABILITIES:
Accounts payable	$86,905	$66,825	$61,381
Accrued liabilities	21,777	24,422	24,576
Revolving credit facility	—	13,454	—

TOTAL CURRENT LIABILITIES	108,682	104,701	85,957

Deferred — other	2,121	1,881	2,166

TOTAL LIABILITIES	110,803	106,582	88,123

SHAREHOLDERS’ EQUITY:
Common shares—without par value— 19,500,000 shares authorized; 9,242,415 shares issued and 9,147,068 outstanding at September 30, 2006; 8,925,844 shares issued and outstanding at September 30, 2005 and 8,949,921 shares issued and outstanding at December 31, 2005	924	892	894
Paid-in capital	40,448	37,957	38,051
Treasury shares; 95,347 at September 30, 2006; none in 2005	(1,477)	—	—
Retained earnings	930	20,523	4,955
Unearned compensation	—	(1,819)	(1,142)

TOTAL SHAREHOLDERS’ EQUITY	40,825	57,553	42,758

	$151,628	$164,135	$130,881

LESCO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED

	For the Nine Months Ended
	September 30,
(Dollars in thousands)	2006	2005
OPERATING ACTIVITIES:
Net loss	$(4,025)	$(11,114)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,632	5,137
(Increase) decrease in accounts receivable	(4,264)	1,849
Increase in inventories	(21,278)	(26,333)
Impairment of property, plant and equipment	—	14,118
Increase (decrease) in accounts payable	19,042	(1,838)
Decrease in accrued expenses	(2,727)	(540)
Other items	98	607

NET CASH USED IN OPERATING ACTIVITIES	(10,522)	(18,114)

INVESTING ACTIVITIES:
Proceeds on the sale of property, plant and equipment	6	255
Purchase of property, plant and equipment
Stores	(1,623)	(2,792)
Other	(352)	(882)

NET CASH USED IN INVESTING ACTIVITIES	(1,969)	(3,419)

FINANCING ACTIVITIES:
Increase in overdraft balances	6,482	12,292
Proceeds from borrowings, net	—	6,901
Purchase of treasury shares	(1,477)	—
Exercised stock options	3,236	1,525

NET CASH PROVIDED BY FINANCING ACTIVITIES	8,241	20,718

Net change in cash and cash equivalents	(4,250)	(815)

Cash and cash equivalents — Beginning of the period	21,030	8,101

CASH AND CASH EQUIVALENTS — END OF THE PERIOD	$16,780	$7,286

Supplemental disclosure of cash flow information:
Interest paid, including letters of credit and unused facility fees	$(325)	$(761)

Income taxes paid	$(59)	$(98)

LESCO, INC.
SEGMENT INCOME STATEMENT

	Three Months Ended September 30,
(Dollars in thousands)	Stores		Direct Sales		Corporate		Total
	2006	2005	2006	2005	2006	2005	2006	2005
Net sales	$152,368	$142,474	$13,077	$16,393	$—	$—	$165,445	$158,867
Direct cost of product (including direct distribution costs)	(106,840)	(97,092)	(10,365)	(12,873)	—	(3,793)	(117,205)	(113,758)
% to Net Sales	(70.1%)	(68.2%)	(79.3%)	(78.5%)			(70.8%)	(71.6%)
Indirect supply chain costs	(13,451)	(6,720)	(1,198)	(1,103)	—	—	(14,649)	(7,823)
% to Net Sales	(8.8%)	(4.7%)	(9.1%)	(6.7%)			(8.9%)	(4.9%)

Gross profit on sales	32,077	38,662	1,514	2,417	—	(3,793)	33,591	37,286
% to Net Sales	21.1%	27.1%	11.6%	14.8%			20.3%	23.5%
Selling expense	(23,287)	(21,214)	(1,318)	(818)	(2,660)	(3,295)	(27,265)	(25,327)
% to Net Sales	(15.3%)	(14.9%)	(10.1%)	(5.0%)			(16.5%)	(16.0%)
Merchant discounts	(2,924)	(2,457)	(291)	(340)	(737)	(661)	(3,952)	(3,458)
% to Net Sales	(1.9%)	(1.7%)	(2.2%)	(2.1%)			(2.4%)	(2.2%)
Pre-opening expense	—	—	—	—	(472)	(534)	(472)	(534)
% to Net Sales	—	—	—	—			(0.3%)	(0.3%)
General & administrative expense	—	—	—	—	(4,301)	(4,776)	(4,301)	(4,776)
% to Net Sales	—	—	—	—			(2.6%)	(3.0%)
Supply chain transaction					—	(19,041)	—	(19,041)
% to Net Sales	—	—	—	—				(12.0%)
Vendor contract termination	—	—	—	—	—	(11)	—	(11)
% of Net Sales	—	—	—	—			—	(0.0%)
Other income (expense), net	—	—	—	—	18	(29)	18	(29)
% to Net Sales	—	—	—	—			0.0%	(0.0%)

Earnings (loss) before interest and taxes	$5,866	$14,991	$(95)	$1,259	$(8,152)	$(32,140)	$(2,381)	$(15,890)

% to Net Sales	3.9%	10.5%	(0.7%)	7.7%			(1.5%)	(10.0%)

LESCO, INC.
SEGMENT INCOME STATEMENT

	Nine Months Ended September 30,
(Dollars in thousands)	Stores		Direct Sales		Corporate		Total
	2006	2005	2006	2005	2006	2005	2006	2005
Net sales	$403,935	$383,567	$43,298	$63,555	$—	$—	$447,233	$447,122
Direct cost of product (including direct distribution costs)	(279,722)	(260,047)	(33,649)	(48,510)	—	(3,793)	(313,371)	(312,350)
% to Net Sales	(69.3%)	(67.8%)	(77.7%)	(76.3%)			(70.1%)	(69.9%)
Indirect supply chain costs	(29,928)	(17,393)	(2,761)	(5,825)	—	—	(32,689)	(23,218)
% to Net Sales	(7.4%)	(4.5%)	(6.4%)	(9.2%)			(7.3%)	(5.2%)

Gross profit on sales	94,285	106,127	6,888	9,220	—	(3,793)	101,173	111,554
% to Net Sales	23.3%	27.7%	15.9%	14.5%			22.6%	24.9%
Selling expense	(67,146)	(60,102)	(4,010)	(6,142)	(8,257)	(9,829)	(79,413)	(76,073)
% to Net Sales	(16.6%)	(15.7%)	(9.3%)	(9.7%)			(17.7%)	(17.0%)
Merchant discounts	(7,579)	(6,116)	(1,277)	(1,533)	(1,213)	(1,662)	(10,069)	(9,311)
% to Net Sales	(1.9%)	(1.6%)	(2.9%)	(2.4%)			(2.2%)	(2.1%)
Pre-opening expense	—	—	—	—	(1,282)	(1,264)	(1,282)	(1,264)
% to Net Sales	—	—	—	—			(0.3%)	(0.3%)
General & administrative expense	—	—	—	—	(14,661)	(15,812)	(14,661)	(15,812)
% to Net Sales	—	—	—	—			(3.3%)	(3.5%)
Supply chain transaction	—	—	—	—	—	(19,323)	—	(19,323)
% to Net Sales	—	—	—	—			—	(4.3%)
Vendor contract termination	—	—	—	—	—	(474)	—	(474)
% of Net Sales	—	—	—	—			—	(0.1%)
Other income, net	—	—	—	—	155	330	155	330
% to Net Sales	—	—	—	—			0.0%	0.1%

Earnings (loss) before interest and taxes	$19,560	$39,909	$1,601	$1,545	$(25,258)	$(51,827)	$(4,097)	$(10,373)

% to Net Sales	4.8%	10.4%	3.7%	2.4%			(0.9%)	(2.3%)

LESCO, INC.
SALES BY CUSTOMER SECTOR AND TRANSACTING SELLING LOCATIONS

	Three Months Ended September 30,
	2006					2005						% Change
	Service	Stores on	Stores			Service	Stores on		Stores			Service	Stores on		Stores
(Dollars in millions)	Centers	Wheels	Total	Direct	Total	Centers	Wheels	Other	Total	Direct	Total	Centers	Wheels	Other	Total	Direct	Total
Lawn care & landscape	$116.1	$1.0	$117.1	$11.2	$128.3	$103.0	$1.1	$—	$104.1	$15.0	$119.1	12.7%	(9.1%)	—	12.5%	(25.3%)	7.7%
Golf	14.2	22.3	36.5	2.0	38.5	15.1	24.7	—	39.8	1.5	41.3	(6.0%)	(9.7%)	—	(8.3%)	33.3%	(6.8%)

Gross sales	130.3	23.3	153.6	13.2	166.8	118.1	25.8	—	143.9	16.5	160.4	10.3%	(9.7%)	—	6.7%	(20.0%)	4.0%
Net sales adjustments (a)	(0.2)	(1.1)	(1.3)	(0.1)	(1.4)	(0.7)	(0.7)	—	(1.4)	(0.1)	(1.5)	71.4%	(57.1%)	—	7.1%	0.0%	6.7%

Net sales	$130.1	$22.2	$152.3	$13.1	$165.4	$117.4	$25.1	$—	$142.5	$16.4	$158.9	10.8%	(11.6%)	—	6.9%	(20.1%)	4.1%

	Nine Months Ended September 30,
	2006					2005						% Change
	Service	Stores on	Stores			Service	Stores on		Stores			Service	Stores on		Stores
(Dollars in millions)	Centers	Wheels	Total	Direct	Total	Centers	Wheels	Other	Total	Direct	Total	Centers	Wheels	Other	Total	Direct	Total
Lawn care & landscape	$319.2	$2.3	$321.5	$40.3	$361.8	$293.2	$2.1	$0.9	$296.2	$56.2	$352.4	8.9%	9.5%	(100%)	8.5%	(28.3%)	2.7%
Golf	33.5	52.8	86.3	3.3	89.6	37.0	54.7	0.2	91.9	8.1	100.0	(9.5%)	(3.5%)	(100%)	(6.1%)	(59.3%)	(10.4%)

Gross sales	352.7	55.1	407.8	43.6	451.4	330.2	56.8	1.1	388.1	64.3	452.4	6.8%	(3.0%)	(100%)	5.1%	(32.2%)	(0.2%)
Net sales adjustments (a)	(1.6)	(2.3)	(3.9)	(0.3)	(4.2)	(2.7)	(1.8)	—	(4.5)	(0.8)	(5.3)	40.7%	(27.8%)	—	13.3%	62.5%	20.8%

Net sales	$351.1	$52.8	$403.9	$43.3	$447.2	$327.5	$55.0	$1.1	$383.6	$63.5	$447.1	7.2%	(4.0%)	(100%)	5.3%	(31.8%)	0.0%

(a) Net sales adjustments include freight revenue reduced by agency sales, customer discounts, and rebates.